Exhibit 2.2

AMENDMENT NO. 1 TO MERGER AGREEMENT

This Amendment No. 1 to Merger Agreement (this “Amendment”), dated as of June 30, 2026, is entered into by and among Lixte Biotechnology Holdings, Inc., a Delaware corporation (“PubCo”), NBD Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of PubCo (“Merger Sub”), and NOMAD Transportable Power Systems, Inc., a Delaware corporation (the “Company”). PubCo, Merger Sub, and the Company are referred to herein individually as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, the Parties entered into that certain Merger Agreement, dated as of June 11, 2026 (the “Agreement”);

WHEREAS, Section 9.09 of the Agreement provides that the Agreement may be amended by an agreement in writing signed by each Party;

WHEREAS, the Parties desire to amend Section 2.04(d) of the Agreement to modify the treatment of fractional shares of PubCo Common Stock; and

WHEREAS, the Parties also desire to amend and replace Schedule I to the Agreement to reflect updated share allocations in connection with the foregoing amendment.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE I

AMENDMENTS

Section 1.1 Amendment of Section 2.04(d). Section 2.04(d) of the Agreement is hereby amended and restated in its entirety to read as follows:

“(d) No fractional shares of PubCo Common Stock shall be issued in connection with this Agreement. In lieu of the issuance of any fractional share of PubCo Common Stock to which a holder of Company Common Stock would otherwise be entitled pursuant to the Merger, each such fractional share interest shall be rounded to the nearest whole share of PubCo Common Stock (with any fractional share interest of 0.5 or greater being rounded up to the next whole share and any fractional share interest of less than 0.5 being rounded down to the next lower whole share). No cash payment shall be made in respect of any fractional share interest. The parties acknowledge that the rounding of fractional shares was not separately bargained-for consideration, but merely represents a mechanical rounding for purposes of simplifying the corporate and accounting complexities that would otherwise be caused by the issuance of fractional shares of PubCo Common Stock.”

Section 1.2 Amendment of Schedule I. Schedule I to the Agreement (Stockholders of the Company) is hereby amended and restated in its entirety and replaced with the updated Schedule I attached hereto, which shall be deemed to be Schedule I to the Agreement for all purposes thereunder.

ARTICLE II

MISCELLANEOUS

Section 2.1 Limited Effect. Except as expressly amended by this Amendment, the Agreement shall remain in full force and effect and is hereby ratified and confirmed in all respects. This Amendment shall not constitute a waiver, amendment, or modification of any provision of the Agreement not expressly amended hereby.

Section 2.2 Defined Terms. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Agreement.

Section 2.3 Governing Law. This Amendment shall be governed by, and construed in accordance with, the internal laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction).

Section 2.4 Counterparts. This Amendment may be executed in one or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

Section 2.5 Conflict. In the event of any conflict or inconsistency between the terms of this Amendment and the terms of the Agreement, the terms of this Amendment shall control.

Section 2.6 References. All references in the Agreement to Schedule I shall be deemed to refer to Schedule I as amended and restated by this Amendment.

[SIGNATURE PAGE FOLLOWS]

2

IN WITNESS WHEREOF the undersigned parties have caused this Amendment to be executed as of the date first written above by their duly authorized officers or representatives.

LIXTE BIOTECHNOLOGY HOLDINGS, INC.

By:	/s/ Geordan Pursglove
Name:	Geordan Pursglove
Title:	Chief Executive Officer

NBD MERGER SUB, INC.

By:	/s/ Geordan Pursglove
Name:	Geordan Pursglove
Title:	Chief Executive Officer

NOMAD TRANSPORTABLE POWER SYSTEMS, INC.

By:	/s/ John Travaglini
Name:	John Travaglini
Title:	President

COMPANY STOCKHOLDER REPRESENTATIVE:

By:	/s/ John Travaglini
Name:	John Travaglini

[Signature Page to Amendment No. 1 to Merger Agreement]

AMENDED AND RESTATED SCHEDULE I

Stockholders of the Company

[Attached]